Exhibit 5.1


                                   September 8, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

     I am Senior Vice President and General Counsel of Trans World Airlines, Inc., a Delaware Corporation ("TWA"), and am familiar with a Registration Statement on Form S-8 (the "Registration Statement") to be filed by it today with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the shares of Common Stock, $.01 par value of TWA to be issued pursuant to Tentative Agreement dated June 13, 1999 between TWA and the International Association of Machinists and Aerospace Workers in the service of TWA, effective August 1, 1999 ("Program").

     As General Counsel of TWA, I am familiar with TWA's Third Amended and Restated Certificate of Incorporation and TWA's Amended and Restated By-Laws and have reviewed the Program, and have caused to be made by the legal staff under my direction such examination of fact and law, including an examination of the original conformed or photographic copies of such corporate records, documents and instruments as I have, in my judgment, deemed relevant and necessary as the basis of my opinion.

     Based on and subject to the foregoing, and to such further limitations, assumptions and qualifications as are set forth below, I am of the opinion that the shares of TWA issuable under the Program are duly authorized and when issued in accordance with the terms of the Program, will be validly issued, fully paid and non assessable.

     The opinion expressed herein is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

     I do not intend, and this opinion may not be interpreted, to express any opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. My opinion is subject in all respects to, and may be limited by, further regulations and legislation, as well as developing case law.

     I am delivering this opinion to you solely for the purpose of complying with the Commission's regulations in connection with the Application, and same is given solely for the benefit of the Commission and not other persons are entitled to rely hereon.
The opinion herein is expressed only as of the date hereof and upon the understanding that I undertake no, and disclaim any, responsibility to advise you of any change with respect to the matters set forth herein after the date hereof. The limitations on the scope of my inquiry and the opinions stated herein are an integral part of this opinion.

                                   Sincerely,



                                   /s/ Kathleen A. Soled
                                   ---------------------
                                   Kathleen A. Soled
                                   Senior Vice President and
                                   General Counsel

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